Exhibit 99.1
Penton Media, Inc.
The Penton Media Building
1300 E. 9th St
Cleveland, OH 44114 USA
216.696.7000
Fax 216.931.9492
http://www.penton.com
Press Release
FOR IMMEDIATE RELEASE
Contact:
David Nussbaum, CEO
dnussbaum@penton.com
212-849-6835
OR
Preston Vice, CFO
pvice@penton.com
216-931-9581
Penton Explores Strategic Alternatives

CLEVELAND, OH — July 11, 2006 — Penton Media, Inc. (OTCBB: PTON) announced today that it has retained Credit Suisse Securities (USA) LLC as its exclusive financial advisor to assist it in exploring various strategic alternatives, including the possible sale of the Company. The Company stated that there could be no assurance that this process will result in any specific transaction. The Company also stated that it does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction.
The Board has determined to explore strategic alternatives, including a possible sale of the Company, as a way to maximize value for its shareholders. David Nussbaum, the Company’s chief executive officer, indicated that the Board’s determination that it is an opportune time to evaluate strategic alternatives was based on a number of factors, including that management has successfully improved operating income since the industry recession in early 2001 and the Board’s belief that the market is currently very attractive for business-to-business media assets.
In connection with a possible sale of the Company, a special committee of the Board has been formed to represent the interests of holders of the Company’s common stock exclusively and retained Allen & Company LLC as its financial advisor to assist in this effort. On the special committee’s recommendation, the Company and representatives of the holders of the Company’s outstanding Series C Preferred Stock have entered into an agreement with respect to the allocation of any transaction consideration between the holders of Series C Preferred Stock and the common shareholders, in order to resolve any allocation issues in advance of any potential sale process.
The Company expects that any transaction consideration otherwise available for distribution to shareholders would be reduced by, among other things, amounts necessary to repay in full the Company’s debt obligations. As of March 31, 2006, the balance of the Company’s outstanding debt was approximately $317.3 million.
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About Penton Media
Penton (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business markets.
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